EXHIBIT 2

AGREEMENT

DATED AS OF JUNE 13, 2006

AMONG

VITAL LIVING, INC.,

SKYEPHARMA PLC,

AND

VTLV LLC

i

8.	Further Assurances.		12
9.	Brokers and Finders.		12
10.	General Provisions.		13
	(a)	Notices	13
	(b)	Binding Nature of Agreement; Assignment	14
	(c)	Entire Agreement	14
	(d)	Controlling Law	15
	(e)	Provisions Separable	15
	(f)	Indulgences Not Waivers	15
	(g)	Costs and Expenses	15
	(h)	Titles Not to Affect Interpretation	15
	(i)	Execution in Counterparts	15
	(j)	Gender	16

ii

EXECUTION COPY

AGREEMENT (this “Agreement”) made this 13th day of June 2006, by and among VITAL LIVING, INC., a Nevada corporation (hereinafter called “the Company”); SKYEPHARMA PLC, a company incorporated under the laws of England and Wales (hereinafter called “Skye”); and VTLV LLC, a Delaware limited liability company (hereinafter called “VTLV”).

WHEREAS, Skye owns $1,000,000 in aggregate principal amount of the Company’s Senior Secured Convertible Notes acquired pursuant to the Securities Purchase Agreement by and among the Company and several investors, including Skye, dated as of December 15, 2003 (as amended September 16, 2004, October 26, 2004, and November 15, 2004) (the “Convertible Notes”), and 1,000,000 shares of the Company’s Series D Preferred Stock, par value $0.001 per share, acquired pursuant to the Subscription Agreement by and between the Company and Skye, dated as of August 15, 2003 (the “Preferred Shares”);

WHEREAS, the Company has an outstanding debt owed to Skye in the aggregate amount of U.S.$750,000 (the “Debt”) pursuant to Section 2.2(f) of the Development and License Agreement, dated as of August 20, 2003, by and among E-Nutriceuticals, Inc., the Company, Jagotec AG, and Skye, as amended by Amendment No. 2 to the Development and License Agreement, dated as of November 19, 2003 (the “Amended License Agreement”);

WHEREAS, the Company and Skye have had a long-term relationship;

WHEREAS, the Company has requested Skye to purchase shares of the Company’s common stock, par value $0.001 per share (the “Shares”) in consideration of the cancellation of the Debt owed to Skye, and Skye desires to purchase such Shares;

WHEREAS, Skye has requested the Company to purchase the Convertible Notes and the Preferred Stock from Skye for cash;

WHEREAS, the Company does not wish to make the financial expenditure to purchase the Convertible Notes or the Preferred Shares from Skye at this time; and

WHEREAS, with the approval of the Company, members of the management of the Company have formed VTLV to purchase the Convertible Notes and the Preferred Shares, and the Company hereby acknowledges and consents to the purchase of the Convertible Notes and the Preferred Shares by VTLV.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Purchase and Sale.

(a)           Purchase of Securities. At the Closing (as herein defined), Skye shall convey, transfer, and assign to VTLV, and VTLV shall purchase and accept from Skye, the Convertible Notes (including any rights of Skye to accrued interest or penalties due in relation to the Convertible Notes for any period after December 17, 2005) and the Preferred Shares, for an aggregate purchase price equal to U.S.$416,666 (the “Purchase Price”); provided, however, that Skye and VTLV hereby agree that the conveyance, transfer, and assignment of the Convertible Notes and the Preferred Shares to VTLV pursuant to this Section 1 shall only be made by Skye upon receipt of payment of the Purchase Price; and provided, further, that if Skye terminates this Agreement pursuant to Section 7 following a failure by VTLV to make the deliveries to Skye required therein at the Closing, all rights of Skye to any accrued interest, principal or other payment or penalties due in relation to the Convertible Notes or the Preferred Shares shall continue to be outstanding until such time as the Convertible Notes and the Preferred Shares are delivered by Skye to VTLV or as otherwise agreed by the parties hereto.

(b)           Payment of Purchase Price. The Purchase Price shall be payable by a certified or official bank check or a wire transfer of a non-refundable payment from VTLV to Skye at the account specified in Exhibit A on the date of this Agreement in the amount of U.S.$416,666.

(c)           Issuance of Common Shares and Cancellation of Debt. The Company shall issue and sell to Skye 12,500,000 Shares in exchange for the cancellation by Skye of the Debt and Skye treating the Debt as having been paid in full by the Company.

2.             The Company’s Representations and Warranties.

As of the date hereof, the Company represents and warrants as follows:

(a)           Corporate Status and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and the Company has the corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted and to carry out the transactions contemplated hereby.

(b)           Authorization. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company and is in full force and effect. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to (A) applicable bankruptcy, insolvency, moratorium, or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof by the Company will not (a) violate any law or statute or any order, judgment, or decree of any court, administrative agency, or other governmental body applicable to the Company, any subsidiary, or their respective properties or assets, (b) conflict in any respect with or result in any breach of any of the terms or provisions or constitute (with due notice or lapse of time, or both) a default under the Certificate of Incorporation or By-laws of the Company or any subsidiary, or (c) result in the creation or imposition of any lien, claim, judgment, charge, mortgage, security interest, pledge, restriction, or other encumbrance of any nature whatsoever (“Liens”) upon any of the properties or assets of the Company or any subsidiary.

(c)           Authorization of Common Stock. The Shares to be issued pursuant to Section 1(c) of this Agreement have been duly authorized by all necessary corporate action of the Company, and when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not create or vest any preemptive or other similar rights, or cause any adjustment in the number of securities issuable pursuant to, or the conversion or exercise price of, any outstanding rights, to purchase, acquire, or subscribe to shares of the Company or securities convertible into shares of the Company by any of the beneficial holders of shares of the Company, and will be free and clear of all Liens.

(d)           No Consent or Approval Required. No notices, reports, or other filings (“Filings”) are required to be made with, nor are any consents, registrations, approvals, permits, or authorizations (“Consents”) required to be obtained from, any governmental or regulatory authority, agency, commission, body, or other governmental entity, in connection with the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder, except such Consents or Filings as have already been duly and validly obtained or filed, or with respect to any Filings to be made before the Closing.

(e)           Litigation. There is no action, suit, investigation, or proceeding pending against, or to the best knowledge of the Company, threatened against or affecting, the Company or any subsidiary or any of their properties or assets before any court or arbitrator or any governmental body, agency, or official.

(f)            Capitalization. The number of authorized, issued, and outstanding Shares of the Company is set forth in Exhibit B. All outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

(g)           Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which the Company is a party or by which the Company is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any law, rule, or regulation applicable to the Company.

(h)           SEC Reports. The Company’s Form 10-K Report for the year ended December 31, 2004 filed with the Securities and Exchange Commission (the “SEC”) and all subsequent reports and proxy statements required to be filed by the Company thereafter (the foregoing materials being collectively referred to herein as the “SEC Reports”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, were filed on a timely basis or on the basis of a valid extension granted by the SEC and complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.             VTLV’s Representations and Warranties.

As of the date hereof, VTLV represents and warrants as follows:

(a)           Status and Authority; Authorization. VTLV is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. The execution, delivery, and performance of this Agreement by VTLV and the consummation of the transactions by VTLV contemplated hereby have been duly authorized by all action on the part of VTLV as a limited liability company and its members, and this Agreement has been duly executed and delivered and is in full force and effect. This Agreement constitutes the valid and binding obligations of VTLV, enforceable against VTLV in accordance with its terms, subject as to (A) applicable bankruptcy, insolvency, moratorium or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law.

(b)           Separate Existence. VTLV conducts business in its own name, holds itself out and identifies itself as a separate and distinct entity under its own name, has corrected any known misunderstanding regarding its separate existence and identity, and has not held itself out to be responsible for the debts of another person. VTLV has observed all necessary formalities as a limited liability company in its dealings with each of its affiliates, and

VTLV’s assets have been separately identified and (other than cash) segregated from the assets of all other persons and held in its name or on its behalf.

(c)           Purchase for Own Account. VTLV is purchasing the Convertible Notes and the Preferred Shares for its own account.

(d)           Ability to Pay. VTLV is able to pay its debts as they become due and has not failed to make any material payment or payments that it has been required to make, in the amount required to be paid, on the date such payment or payments were due.

(e)           Litigation. There is no action, suit, investigation, or proceeding pending against, or to the best knowledge of VTLV, threatened against or affecting, VTLV or any of its properties or assets before any court or arbitrator or any governmental body, agency, or official.

(f)            Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms by VTLV hereof, will not violate any provision of the articles of formation or operating agreement of VTLV nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement, or other obligation of any description to which VTLV is a party or by which VTLV is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitration or any law, rule, or regulation applicable to VTLV.

4.             Skye’s Representations and Warranties.

As of the date hereof, Skye represents and warrants as follows:

(a)           Ownership. Skye owns the Convertible Notes and the Preferred Shares, free and clear of any Liens.

(b)           Authorization. The execution, delivery, and performance by Skye of this Agreement and the consummation by Skye of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Skye, and this Agreement has been duly executed and delivered by Skye and is in full force and effect. This Agreement constitutes the valid and binding obligation of Skye, enforceable against Skye in accordance with its terms, subject as to (A) applicable bankruptcy, insolvency, moratorium, or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law.

(c)           No Consent or Approval Required. No Filings are required to be made with, nor are any Consents required to be obtained from, any governmental or regulatory authority, agency, commission, body, or other governmental entity, in connection with the execution and delivery of this Agreement and the performance by Skye of its obligations hereunder, except such Consents or Filings as have already been duly and validly obtained or filed or with respect to any Filings to be made before the Closing.

(d)           Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof by Skye, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which Skye is a party or by which

Skye is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any law, rule, or regulation applicable to Skye.

5.             Further Representations, Warranties, and Agreements of Skye.

With respect to the purchase of Shares pursuant to Section 1(c) hereof, Skye further represents, and warrants as follows:

(a)           Ability to Bear Risk; Business and Financial Knowledge and Experience. Skye (i) can bear the economic risk of the purchase of the Shares, including the complete loss of Skye’s investment, and (ii) has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of Skye’s purchase of the Shares.

(b)           Company Information. Skye confirms that it has had the opportunity to review the SEC Reports and to ask questions and receive answers and information respecting, among other things, the business, affairs, financial condition, plans, and prospects of the Company and the terms and conditions of the purchase of the Shares.

(c)           Absence of Representations and Warranties. Skye confirms that neither the Company nor VTLV nor anyone purportedly acting on behalf of either of them has made any representations, warranties, agreements, or statements other than those contained herein respecting the business, affairs, financial condition, plans, or prospects of the Company nor has Skye relied on any representations, warranties, agreements, or statements in the belief that they were made on behalf of any of the foregoing nor has Skye relied on the absence of any such representations, warranties, agreements, or statements in reaching Skye’s decision to purchase the Shares.

(d)           No Distribution. Skye is acquiring the Shares for Skye’s own account without a view to public distribution or resale, and Skye has no contract, undertaking, agreement, or arrangement to transfer, sell, or otherwise dispose of any Shares or any interest therein to any other person.

(e)           Shares to be Restricted. Skye understands that the Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

(f)            No Registration. Skye understands that the Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction and must be held indefinitely without any transfer, sale, or other disposition unless the Shares are subsequently registered under the Securities Act and the securities laws of any other applicable jurisdiction or, in the opinion of counsel for Company, registration is not required under such Acts or laws as the result of an available exemption.

(g)           Legend on Certificates. Skye understands that there shall be endorsed on the certificates evidencing the Shares a legend substantially to the following effect:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE ‘RESTRICTED SECURITIES’ AS DEFINED BY RULE 144 UNDER THAT ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IN LIEU THEREOF, AN OPINION OF COUNSEL FOR THIS COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THAT ACT. WITHOUT LIMITING THE FOREGOING, THE SHARES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF WITHOUT AN OPINION OF COUNSEL FOR THIS COMPANY THAT SUCH TRANSFER, SALE, OR OTHER DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTION OR ANY RULES OR REGULATIONS THEREUNDER.”

(h)           No Governmental Approval. Skye understands that no federal or state agency has approved or disapproved the Shares, passed upon or endorsed the merits of the offering of the Shares, or made any finding or determination as to the fairness of the Shares for investment.

6.             Continuation and Survival.

Each of the representations and warranties contained in this Agreement shall survive for one year after the date hereof.

7.             Closing.

The completion of the transactions described in Section 1 of this Agreement (the “Closing”) shall take place at the offices of Greenberg, Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona, on the date of this Agreement or at such other date, time and place as may be agreed upon by the parties; provided, however, that if the Purchase Price has not been received by Skye in accordance with Section 1 of this Agreement within five business days following the date of this Agreement, Skye shall have no obligations to deliver the Convertible Notes, the certificates for the Preferred Shares or any other certificates described herein and may, at its sole option, terminate this Agreement in its entirety.

(a)           Deliveries by the Company. At the Closing, the Company shall deliver to Skye, pursuant to Section 1(c) of this Agreement, certificates for 12,500,000 Shares.

(b)           Deliveries by VTLV. At the Closing, VTLV shall deliver to Skye, pursuant to Section 1 of this Agreement, a certified or official bank check or wire transfer for the U.S.$416,666 representing the Purchase Price.

(c)           Deliveries by Skye. At the Closing, Skye shall deliver the following:

(i)            Pursuant to Section 1 of this Agreement, the Convertible Notes and the certificates for the Preferred Shares to VTLV.

(ii)           Pursuant to Section 1(c) of this Agreement, a certificate duly executed by an officer of Skye certifying that the Debt has been cancelled to the Company.

8.             Further Assurances.

The parties shall execute and deliver all such other instruments and take all such other actions as any party may reasonably request from time to time in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement. At the request of Skye, Company shall use its best efforts to register for resale the Shares under the Securities Act in accordance with the Registration Rights Agreement dated as of the date hereof.

9.             Brokers and Finders.

Each of the parties hereto represents and warrants to the others that such party has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has such party had any dealings with any person that may entitle that person to a fee or commission from any other party hereto. Each of the parties indemnifies and holds the others harmless from and against any claims, demands, or damages whatsoever by virtue of any arrangement or commitment made by such party with or to any person that may entitle such person to any fee or commission from the other parties to this Agreement.

10.           General Provisions.

(a)           Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt 12 hours after being sent by facsimile or e-mail, or 72 hours after being sent by registered or certified mail, postage prepaid, addressed as set forth below:

(i)	If to the Company:

5080 North 40th Street
Suite 105
Phoenix, Arizona 85018
Attention: Chairman
Phone: (602) 952-9909
Fax: (602) 952-6907
with a copy, given in the manner
prescribed above to:
Greenberg Traurig
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant, Esquire
Phone: (602) 445-8302
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com
(ii)	If to VTLV
5080 North 40th Street
Suite 105
Phoenix, Arizona 85018
Attention: Stuart Benson
Phone: (602) 952-9909
Fax: (602) 952-6907
(iii)	If to Skye:
105 Piccadilly
London W1J 7NJ
England
Attention: Donald Nicholson
Phone: +44 207 491 1777

Fax: +44 207 491 3338
E-mail: DNicholson@Skyepharma.co.uk
with a copy, given in the manner
prescribed above to:
Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN
England
Attention: Kathryn A. Campbell
Phone: +44 207 959 8900
Fax: +44 207 959 8950
E-mail: campka@sullcrom.com

Any party may alter the address or addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(b)           Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other parties hereto.

(c)           Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof; provided, however, that the terms and conditions of the Amended License Agreement shall remain in effect. This Agreement may not be modified or amended other than by an agreement in writing.

(d)           Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and inducement, shall be governed by and construed, interpreted, and enforced in accordance with the laws of the state of New York.

(e)           Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)            Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)           Costs and Expenses. Each party hereto shall bear such party’s own costs, including legal and accounting fees, incurred in connection with the negotiation and preparation of this Agreement and all matters incident thereto.

(h)           Titles Not to Affect Interpretation. The titles of sections and paragraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i)            Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(j)            Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

VITAL LIVING, INC.
By	/s/ Stuart Benson
Name:	Stuart Benson
Title:	CEO
SKYEPHARMA PLC
By	/s/ Donald Nicholson
Name:	Donald Nicholson
Title:	Finance Director
VTLV LLC
By	/s/ Stuart Benson
Name:	Stuart A. Banson
Title:	Member
By	/s/ Gregg Linn
Name:	Gregg A. Linn
Title:	Member

EXHIBIT A — SKYEPHARMA TRANSFER ACCOUNT DETAILS

Bank/Beneficiary:	The Royal Bank of Scotland plc, Financial Markets, Treasury Operations, London
Swift code:	RBOSGB2LTCM
Account:	400930153
Account with Bank:	CHASUS33
Reference:	SkyePharma PLC

EXHIBIT B — COMMON STOCK OF THE COMPANY

Common Stock Authorized:	150,000,000 Shares
Common Stock Issued:	124,790,217 Shares
Common Stock Outstanding:	124,790,217 Shares